Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-159829 on Form S-3 and No. 333-161476 on Form S-8 of Warner Chilcott plc of our report dated August 31, 2009, relating to the combined financial statements of Procter & Gamble Pharmaceuticals as of June 30, 2009 and 2008 and for each of the three years in the period ended June 30, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of new accounting pronouncements and allocations of certain corporate costs from The Procter & Gamble Company) appearing in this Current Report on Form 8-K of Warner Chilcott plc.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Cincinnati, Ohio

November 13, 2009